Technip Energies N.V. SC 13D

EXHIBIT 1

Free translation for information purposes only

FREE TRANSLATION OF
EXCERPTS FROM THE DECISION

SUB-DELEGATING SIGNATURE AUTHORITY FOR

THE DEPARTMENT IN CHARGE OF ASSET MANAGEMENT OF

CAISSE DES DÉPÔTS ET CONSIGNATIONS

Dated: February 8, 2021

Caisse des dépôts et des Consignations

Decision dated February 8, 2021 sub-delegating power of signature for the department in charge of asset management (direction chargée des Gestions d’actifs) of the Caisse des dépôts et consignations.

DEPARTMENT IN CHARGE OF ASSET MANAGEMENT

OF THE CAISSE DES DEPOTS ET CONSIGNATIONS

The Director of the department in charge of asset management (directeur de la direction chargée des Gestions d’actifs) of the Caisse des dépôts et consignations,

Having regard to Title X of the Finance Act of April 28, 1816, as amended;

Having regard to the French Monetary and Financial Code, in particular Articles L. 211-1, L. 518-2 et seq. and R. 518-0 et seq.;

Having regard to the executive order dated May 18, 2020 on the organization of the Caisse des dépôts et consignations;

Having regard to the executive order dated February 8, 2021 delegating power of signature for the department in charge of the savings fund and for the department in charge of asset management (direction chargée du Fonds d’épargne et de la direction chargée des Gestions d’actifs) of the Caisse des dépôts et consignations, in particular its Article 2;

Decides,

Art. 1 — Within the limits of the attributions of their respective departments, sub-delegation is given to Mr. Joël Prohin, in charge of the investment management department (responsable du département gestion des placements) and to Mrs. Laurence Giraudon, head of the finance and operations department (responsable du département finance et operations), in order to sign on behalf of the General Manager (directeur général), any acts within the limit of the attributions of their respective departments of the department in charge of asset management, including:

1° acts relating to the management of financial assets of the savings fund and management of financial assets of the general section, including, with faculty to substitute or give mandate, notarized acts relating to investment portfolios;

2° acts relating to the financial operations processed by the intermediation service on behalf of the general section, in particular the management of treasury assets, the related derivatives and repurchase transactions, and macro-hedging operations;

[…]

Mr. Joel Prohin and Ms. Laurence Giraudon are empowered to represent the Caisse des dépôts et consignations at meetings of board of directors, supervisory boards and shareholders’ meetings, or at the meetings of any other corporate body of companies or entities, whether or not such company or entity are legal persons, of French or non-French nationality, the monitoring of which lies within the competence of the department in charge of asset management.

[…]

Art. 4 —Within the limit of the attributions of the finance and operations department (département finance et operations), sub-delegation is given, in order to sign on behalf of the General Manager (directeur général), any acts mentioned in article 1, to:

1° Ms. Manuela Laudic, head of dealing desk and shareholding monitoring (responsable du pôle intermédiation et seuils);

[…]

Art. 5 Sub-delegation is given to Ms. Manuela Laudic, head of dealing desk and shareholding monitoring (responsable du pôle intermédiation et seuils), in order to sign, on behalf of the General Manager (directeur general), any acts mentioned in article 1, with the exceptions to those covered in point 3° to 5° of article 1, within the limits of her attributions.

[…]

Olivier Mareuse